Exhibit 10.2

$500,000,000

CREDIT AGREEMENT

dated as of October 7, 2022
among
FERGUSON PLC,
as the Parent Guarantor

FERGUSON UK HOLDINGS LIMITED,
as the Borrower,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent
and
The Lenders Party Hereto

PNC CAPITAL MARKETS LLC,
as Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

Article I DEFINITIONS AND ACCOUNTING TERMS	5
1.01 Defined Terms	5
1.02 Other Interpretive Provisions	35
1.03 Accounting Terms	36
1.04 Rounding	36
1.05 References to Agreements and Laws	36
1.06 Times of Day	37
1.07 [Reserved]	37
1.08 Benchmark Notification	37
1.09 Divisions	37
Article II THE COMMITMENTS AND BORROWINGS	37
2.01 Loans	37
2.02 Borrowings, Conversions and Continuations of Loans	37
2.03 [Reserved]	38
2.04 [Reserved]	38
2.05 Prepayments	39
2.06 [Reserved]	39
2.07 Repayment of Loans	39
2.08 Interest.	39
2.09 Fees.	40
2.10 Computation of Interest and Fees	40
2.11 Evidence of Debt	40
2.12 Payments	40
2.13 Sharing of Payments	42
2.14 [Reserved]	43
2.15 [Reserved]	43
2.16 Defaulting Lenders	43
Article III TAXES, YIELD PROTECTION AND ILLEGALITY	43
3.01 Taxes	43
3.02 Illegality	50
3.03 Inability to Determine Rates; Benchmark Replacement Setting	51
3.04 Increased Cost and Reduced Return; Capital Adequacy	55
3.05 Funding Losses	56
3.06 Matters Applicable to all Requests for Compensation	57
3.07 Survival	57
Article IV CONDITIONS PRECEDENT TO CLOSING DATE	57
4.01 Conditions of Closing Date	57
Article V REPRESENTATIONS AND WARRANTIES	58
5.01 Corporate Existence and Power	58
5.02 Corporate and Governmental Authorization; No Contravention	59
5.03 Binding Effect	59
5.04 Financial Information	59
5.05 Litigation	59
5.06 Compliance with ERISA and UK Pensions	60

5.07 Environmental Matters	60
5.08 Taxes	60
5.09 Subsidiaries	61
5.10 Regulatory Restrictions on Borrowing; Margin Regulations	61
5.11 Full Disclosure	61
5.12 Anti-Money Laundering/International Trade Law Compliance	61
5.13 Compliance with FCPA	62
5.14 Affected Financial Institutions	62
5.15 Certificate of Beneficial Ownership	62
5.16 Solvency	62
5.17 Title to Property	62
5.18 Compliance with Laws	63
5.19 Centre of Main Interests and Establishments	63
Article VI AFFIRMATIVE COVENANTS	63
6.01 Information	63
6.02 Payment of Taxes	65
6.03 Maintenance of Property; Insurance	65
6.04 Conduct of Business and Maintenance of Existence	66
6.05 Compliance with Laws	66
6.06 Inspection of Property, Books and Records	66
6.07 Use of Proceeds	66
6.08 [Reserved]	66
6.09 Anti-Money Laundering/International Trade Law Compliance	66
6.10 Certificate of Beneficial Ownership and Other Additional Information	67
6.11 UK Pensions	67
Article VII NEGATIVE COVENANTS	68
7.01 Liens	68
7.02 Financial Covenant	70
7.03 New Parent Covenant	70
7.04 [Reserved]	70
7.05 Mergers and Sales of Assets	70
7.06 Change in Nature of Business	71
7.07 Use of Proceeds	71
7.08 Subsidiary Debt	71
7.09 UK Pensions	72
Article VIII EVENTS OF DEFAULT AND REMEDIES	72
8.01 Events of Default	72
8.02 Remedies Upon Event of Default	74
8.03 Application of Funds	75
Article IX ADMINISTRATIVE AGENT	75
9.01 Appointment and Authorization of Administrative Agent	75
9.02 Rights as a Lender	76
9.03 Exculpatory Provisions	76
9.04 Reliance by Administrative Agent	77
9.05 Indemnification of Administrative Agent	77

9.06 Delegation of Duties	78
9.07 Resignation of Administrative Agent	78
9.08 Non-Reliance on Administrative Agent and Other Lenders	78
9.09 No Other Duties, Etc	79
9.10 Administrative Agent May File Proofs of Claim	79
9.11 No Reliance on Administrative Agent’s Customer Identification Program	80
9.12 Recovery of Erroneous Payments	80
9.13 Certain ERISA Matters	82
Article X MISCELLANEOUS	83
10.01 Amendments, Etc	83
10.02 Notices; Effectiveness; Electronic Communication	84
10.03 No Waiver; Cumulative Remedies	86
10.04 Attorney Costs, Expenses and Taxes	86
10.05 Indemnification; Damage Waiver	87
10.06 Payments Set Aside	88
10.07 Successors and Assigns	88
10.08 Confidentiality	94
10.09 Set-off	94
10.10 Interest Rate Limitation	95
10.11 Counterparts	95
10.12 Integration	95
10.13 Survival of Representations and Warranties	95
10.14 Severability	96
10.15 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	96
10.16 Mitigation Obligations; Replacement of Lenders	96
10.17 Governing Law	98
10.18 No Advisory or Fiduciary Responsibility	98
10.19 Waiver of Right to Trial by Jury	99
10.20 USA PATRIOT Act Notice	99
10.21 ENTIRE AGREEMENT	99
Article XI GUARANTY	100
11.01 Guaranty	100
11.02 No Subrogation	101
11.03 Amendments, etc. with respect to the Obligations	101
11.04 Guarantee Absolute and Unconditional	101
11.05 Reinstatement	102
11.06 Waiver of Jersey Customary Law Rights	102

SCHEDULES
    2.01    Commitments and Pro Rata Shares
    10.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of
    A    Loan Notice
    B    Note
    C    Compliance Certificate
    D    Assignment and Assumption
E-1    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
E-2    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
E-3    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
E-4    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of October 7, 2022, among Ferguson plc, a corporation organized under the laws of Jersey with registration number 128484 (the “Parent Guarantor”), Ferguson UK Holdings Limited, a company incorporated under the laws of England and Wales (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and PNC Bank, National Association, as Administrative Agent.
The Borrower has requested that the Lenders make term loans to the Borrower in an aggregate principal amount of $500,000,000.
The Lenders have agreed to make such term loans to the Borrower on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2015 USPP Notes” means the 3.73% Series J guaranteed senior notes due 2025 and the 3.83% Series K guaranteed senior notes due 2027, each issued by Wolseley Capital Inc. on June 25, 2015.
“2017 USPP Notes” means the 3.30% Series L guaranteed senior notes due 2023, the 3.44% Series M guaranteed senior notes due 2024 and the 3.51% Series N guaranteed senior notes due 2026, each issued by Wolseley Capital Inc. on November 30, 2017.
“Administrative Agent” means PNC Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Anti-Terrorism Laws” means any Laws applicable to the Parent Guarantor or its Subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Rate” means, from time to time, the following percentages per annum (set forth in basis points), based upon the Credit Ratings as set forth below:

Pricing Level	Credit Ratings S&P/Moody’s	Term SOFR Rate Loans	Base Rate Loans
1	A-/A3 or higher	100.0 bps	0.00 bps
2	BBB+/Baa1	112.5 bps	12.5 bps
3	BBB/Baa2	125.0 bps	25.0 bps
4	BBB-/Baa3	137.5 bps	37.5 bps
5	BB+/Ba1 or lower	150.0 bps	50.0 bps

For purposes of this definition, “Credit Ratings” means a rating to be based on the Parent Guarantor’s long-term corporate credit rating or, if no such rating is available, the long-term senior unsecured non-credit enhanced debt ratings, in each case established by S&P and Moody’s. If at any time there is a split in Credit Ratings between S&P and Moody’s, (i) in the event of a single level split, the higher Credit Rating (i.e., the lower pricing) will apply and (ii) in the event of a multiple level split, the pricing will be based on the rating one level lower than the higher of the two. If only S&P or Moody’s issues a rating then such rating shall apply. In the event that neither the Parent Guarantor’s long-term corporate credit nor senior unsecured long-term debt is rated by either of S&P or Moody’s, then the Applicable Rate shall be calculated at Pricing Level 5. The Applicable Rate shall be calculated at Pricing Level 2 as of the Closing Date.
Each change in the Applicable Rate resulting from a publicly announced change in the Credit Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Approved Fund” has the meaning specified in Section 10.07(h).
“Arranger” means PNC Capital Markets LLC in its capacity as sole lead arranger and sole book runner.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
“Attorney Costs” means all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.
“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the fiscal year ended July 31, 2022 and the related consolidated statements of earnings, income, shareholders’ equity and cash flows for such fiscal year of the Parent Guarantor and its Subsidiaries, including the notes thereto.
“Authorizations” means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.
“Available Tenor” has the meaning given such term in Section 3.03(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings) and (c) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.
“Bankruptcy Event” shall have the meaning given to such term in the definition of “Defaulting Lender”.
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Overnight Bank Funding Rate, plus 0.5%, (b) the Prime Rate, and (c) the Term SOFR Rate for a one-month tenor in effect on such day plus the SOFR Adjustment plus 1.00%; provided, however, if the Base Rate as determined above would be less than 1.00%, then such rate shall be deemed to be 1.00%. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 3.02, Section 3.03(a) or Section 3.04, to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (c) until the circumstances giving rise to such event no longer exist.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 2.02(a) as a Base Rate Loan.
“Base Rate Term SOFR Determination Date” has the meaning specified in the definition of “Term SOFR Rate”.
“Benchmark” has the meaning given such term in Section 3.03(b).
“Benchmark Replacement” has the meaning given such term in Section 3.03(b).
“Benchmark Replacement Adjustment” has the meaning specified in Section 3.03(b).
“Benchmark Replacement Date” has the meaning specified in Section 3.03(b).
“Benchmark Transition Event” has the meaning specified in Section 3.03(b).
“Benchmark Unavailability Period” has the meaning specified in Section 3.03(b).
“Beneficial Owner” means each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Parent Guarantor’s equity; and (b) a single individual with significant responsibility to control, manage, or direct the Parent Guarantor.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in the State of New York or London; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Certificate of Beneficial Ownership” means a certificate in form and substance reasonably acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, to the extent required under the Beneficial Ownership Regulations, among other things, the Beneficial Owner of the Parent Guarantor.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change in Tax Law” means a change after the date on which a Lender becomes a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority excluding any change arising as a result of a change in a Relevant Covered Tax Agreement (or the interpretation, administration or application of a Relevant Covered Tax Agreement) that occurs in accordance with MLI Reservations or MLI Notifications made by (on the one hand) the MLI Lender Jurisdiction and (on the other hand) the MLI Borrower Jurisdiction, where each relevant MLI Reservation or MLI Notification satisfies the MLI Disclosure Condition.
“Change of Control” means the occurrence of any of the following:
(a)    an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than following the consummation of a Redomestication, the New Parent or any Subsidiary thereof) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the equity securities of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully-diluted basis (such equity securities, “voting equity securities”); or
(b)    the Parent Guarantor shall cease to beneficially own, directly or indirectly, 100% of the economic and voting equity securities of the Borrower (except for directors’ qualifying shares).
Notwithstanding the foregoing, person or group shall not be deemed to have beneficial ownership of voting equity securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.
“CIP Regulations” has the meaning specified in Section 9.11.
“Closing Date” means October 7, 2022.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Borrower) determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” means, for any applicable four fiscal quarter period, the sum of:
(i)     Consolidated Net Income of the Parent Guarantor and its Subsidiaries for such period, plus
(ii)     to the extent such Consolidated Net Income has been reduced thereby (without duplication):
(a)     expense and provision for taxes of the Parent Guarantor and its Subsidiaries paid or accrued;
(b)     interest expense of the Parent Guarantor and its Subsidiaries;
(c)     the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the express terms of the instruments governing any Debt of the Parent Guarantor or any of its Subsidiaries upon the repayment or other extinguishment of such Debt by the Parent Guarantor or any of its Subsidiaries in accordance with the express terms of such Debt;
(d)     non-cash amortization of pension and post-retirement actuarial losses;
(e)     fees and expenses in connection with any proposed or actual acquisitions, investments, divestitures, asset sales, issuances or repayments of debt (including the Loans incurred hereby), issuances of equity securities, refinancing transactions, or amendments or other modifications of any debt instrument;
(f)    depreciation and amortization (including amortization of intangibles);
(g)     non-cash charges or expenses (excluding any non-cash charges or expense to the extent that it represents an accrual of or reserve for cash payments in a future period);
(h)     non-cash goodwill impairment charges;
(i)     non-cash charges relating to employee termination benefits, restructuring initiatives and plant and office closures;
(j)     extraordinary or unusual charges, expenses, and losses; and
(k)     the amount of any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments) made in connection with any acquisition outside the ordinary course of business; minus
(iii)     to the extent such Consolidated Net Income has been increased thereby (without duplication):

(a)     non-cash gains or income (excluding any non-cash gain or income to the extent that it represents the reversal of an accrual of or reserve for cash payments that reduced Consolidated EBITDA in a prior period);
(b)    all cash payments made during such period on account of accruals or reserves added back to Consolidated EBITDA in a previous period pursuant to clause (ii)(g) above; and
(c)    all extraordinary or unusual gains.
In addition, for the purposes of calculating “Consolidated EBITDA” for any four fiscal quarter period (a) if the Parent Guarantor or any Subsidiary has acquired any assets or another Person as a Subsidiary (including through the purchase or other acquisition of additional ownership interests in such Person resulting in such Person becoming a Subsidiary) during the relevant period, Consolidated EBITDA shall be calculated after giving pro forma effect thereto, as if such acquisition had occurred on the first day of the relevant period for determining Consolidated EBITDA and (b) if the Parent Guarantor’s or any Subsidiary’s operations constitute disposed, abandoned or discontinued operations, in accordance with GAAP, such disposed, abandoned or discontinued operations, as applicable, shall be excluded from the calculation of Consolidated EBITDA and not given effect in determining Consolidated EBITDA. Any such calculations in accordance with the prior sentence shall be made in good faith by the chief financial officer, treasurer, chief accounting officer or other Responsible Officer with financial or accounting responsibility.
“Consolidated Funded Debt” means, at any date, without duplication, the sum of (a) the outstanding aggregate principal amount of all Debt of the Parent Guarantor and its Subsidiaries of the type described in clauses (a), (b), (c) (solely to the extent not paid within three (3) Business Days after becoming due and payable), (d) and (e) of the definition thereof (as determined, for the avoidance of doubt, giving effect to the last sentence thereof).
“Consolidated Net Funded Debt” means, at any date, (a) Consolidated Funded Debt on such date minus (b) the aggregate amount of unrestricted cash and cash equivalents of the Parent Guarantor and its Subsidiaries that would be shown on a consolidated balance sheet of the Parent Guarantor and its Subsidiaries on such date prepared in accordance with GAAP.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent Guarantor and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided, that, in calculating Consolidated Net Income of the Parent Guarantor and its Subsidiaries for any period, there shall be excluded therefrom (to the extent otherwise included therein), without duplication: (a) the income or loss of any Person accrued prior to the date it became a Subsidiary of the Parent Guarantor, or is merged or consolidated with the Parent Guarantor or any of its Subsidiaries, (b) the earnings of any Person (other than a Subsidiary of the Parent Guarantor), but including dividends and similar distributions actually received in cash or cash equivalents by the Parent Guarantor or its Subsidiaries from any such Person, (c) the undistributed earnings of any Subsidiary of the Parent Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of the Organization Documents or contractual obligations of, or requirements of Law applicable to, such Subsidiary and (d) the cumulative effect of changes in accounting principles and changes as a result of the adoption or modification or interpretation of accounting policies during such period to the extent included in Consolidated Net Income.
“Consolidated Total Assets” means, at any time, the total assets of the Parent Guarantor and its Subsidiaries that would be shown on a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of such time prepared in accordance with GAAP.
“Contribution Notice” means a contribution notice issued by the UK Pensions Regulator under section 38, section 38C, section 38E or section 47 of the UK Pensions Act 2004.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CPS” means the Crown Prosecution Service of the United Kingdom (or any successor or replacement body from time to time).
“Credit Party” means any of the Administrative Agent and the Lenders.
“Criminal Pension Power” means any action taken under, pursuant to or in connection with section 58A, section 58B, section 58C or section 58D of the UK Pensions Act 2004.
“CTA” means the UK Corporation Tax Act 2009.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.
“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as Debt or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all non-contingent obligations (and, for purposes of Section 8.01(e) and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(d)    debt (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse;
(e)    capital leases (as determined in accordance with the final sentence of this definition);
(f)    to the extent required to be included on the Parent Guarantor’s consolidated balance sheet as debt or liabilities in accordance with GAAP, Synthetic Lease Obligations; and
(g)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Debt of the Parent Guarantor and its Subsidiaries shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent Guarantor or any Subsidiary of the Parent Guarantor is a general partner or a joint venturer (provided, however, that, for the avoidance of doubt, as used in this sentence “joint venturer” shall not include a limited partner in a limited partnership), unless such Debt is expressly made non-recourse to the Parent Guarantor or Subsidiary, as applicable. Notwithstanding the foregoing, Debt of the Parent Guarantor and its Subsidiaries will be deemed not to include (i) indemnification, adjustment of purchase price, earnout or similar obligations, in each case, not past due, (ii) any lease that is or would have been characterized as an operating lease on December 31, 2018 in accordance with GAAP as in effect on such date, regardless of whether such lease was in effect on such date, and (iii) Debt subject to special mandatory redemption (or similar) provisions in connection with permitted acquisitions (to the extent that such special mandatory redemption (or similar) provisions (1) are contingent upon the non-consummation of such acquisitions and (2) remain in effect, and limited to amount subject to such special mandatory redemption (or similar) provisions) or that is held in escrow or in a segregated account pending the consummation of a specified permitted transaction.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, the UK Insolvency Act, the UK Enterprise Act 1986, the UK Corporate Insolvency and Governance Act 2020 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, scheme of arrangement, restructuring, restructuring plan or similar debtor relief Laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Term SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or become the subject of a Bail- In Action.
As used in this definition, the term “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Dollar” and “$” mean lawful money of the United States.
“EBIT” shall have the meaning assigned to such term in the Existing Credit Agreement as in effect on the Closing Date.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” has the meaning specified in Section 10.07(h).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Guarantor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Group” means the Parent Guarantor, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent Guarantor or any Subsidiary, are treated as a single employer under Section 414 of the Code.
“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events described in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which(i) such Lender acquires such interest in the Loan or Commitment or becomes a party hereunder (other than pursuant to an assignment request by the Borrower under Section 10.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office (c) in the case of a Lender, United Kingdom withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an interest in a Loan or Commitment if, on the date on which the payment falls due, the payment could have been made without a deduction or withholding for or on account of United Kingdom withholding Tax if the Lender had been a Qualifying Lender, but on that date the Lender is not, or has ceased to be, a Qualifying Lender other than as a result of any Change in Tax Law (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), (e) any Taxes imposed under FATCA, and (f) VAT, which for the avoidance of doubt, shall be dealt with under Section 3.01(i).
“Existing Credit Agreement” means that certain Multicurrency Revolving Facility Agreement, dated as of March 10, 2020, by and among the Borrower, the Parent Guarantor, the lenders from time to time party thereto, ING Bank N.V., London Branch, as agent, and the other parties party thereto, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
“Existing Receivables Facility” means the transactions contemplated by that certain Receivables Purchase Agreement, dated July 31, 2013 among Ferguson Enterprises, LLC, as servicer and originator, Energy & Process Corporation, HP Products Corporation, DBS Holdings, Inc., and Ferguson Fire & Fabrication, Inc. as originators and any other originator from time to time party thereto, Ferguson Receivables, LLC, the Parent Guarantor, as parent guarantor, the conduit purchasers from time to time party thereto, the committed purchasers from time to time party thereto, the letter of credit banks from time to time party thereto and Royal Bank of Canada, as administrative agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements that implement or modify the foregoing (together with any law implementing such agreements).
“Fee Letter” means the letter agreement, dated September 13, 2022 among the Borrower, PNC Bank and PNC Capital Markets LLC.
“Financial Support Direction” means a financial support direction issued by the UK Pensions Regulator under section 43 of the UK Pensions Act 2004.
“Floor” means the SOFR Floor and any other applicable Benchmark floor or, if no floor is specified with respect thereto, zero.
“Foreign Lender” means a Lender that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” has the meaning specified in Section 10.07(h).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.07(i).
“Group Members” means, collectively, the Parent Guarantor and its Subsidiaries, and “Group Member” means any of the foregoing.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor Subsidiary” means, at any time, a Subsidiary of the Borrower which (a) is then guaranteeing the Obligations hereunder pursuant to a guarantee in a form and substance acceptable to the Administrative Agent (acting reasonably) and (b) for which the Borrower has delivered documents similar to those set forth in Sections 4.01(a)(iii) and 4.01(a)(v), in each case, as may be reasonably requested by the Administrative Agent.
“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous or dangerous properties or characteristics.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.05.
“Information” has the meaning set forth in Section 10.08.
“Interest Payment Date” means, (a) as to any Term SOFR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, with respect to any Term SOFR Rate Loan, the period commencing on the date such Term SOFR Rate Loan is disbursed or converted to or continued as a Term SOFR Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
(a)    any Interest Period applicable to any Term SOFR Rate Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period applicable to any Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (a) above, end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    no Interest Period shall extend beyond the Maturity Date; and
(d)    no tenor that has been removed from this definition pursuant to Section 3.03(b)(iv) shall be available for specification in any Loan Notice.
“IRS” means the United States Internal Revenue Service.
“ITA” shall mean the United Kingdom Income Tax Act 2007.
“Jersey” means the Bailiwick of Jersey.
“Jersey Companies Law” means the Companies (Jersey) Law 1991.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, orders, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” has the meaning specified in Section 2.01.
“Loan Documents” means, collectively, (i) this Agreement, (ii) each Note, (iii) the Fee Letter, and (iv) any other document executed and delivered by either Obligor that is expressly designated as a Loan Document by its terms.
“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.
“Master Agreement” has the meaning set forth in the definition of Swap Contract.
“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities (actual or contingent), operations or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole.
“Material Debt” means Debt (other than (i) Non-Recourse Debt, (ii) the Loans, and (iii) intercompany indebtedness) of the Parent Guarantor and one or more Material Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $75,000,000.
“Material Financial Obligations” means (i) a principal or face amount of Debt (other than (i) Non-Recourse Debt, (ii) the Loans, and (iii) intercompany indebtedness) or (ii) payment or collateralization obligations in respect of Swap Contracts, in either case, exceeding in the aggregate $75,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $75,000,000.
“Material Subsidiary” means any Subsidiary of the Parent Guarantor whose (i) net assets comprise more than 10% of the consolidated net assets of the Parent Guarantor and its Subsidiaries, taken as a whole, or (ii) earnings before interest and tax (determined in the same manner as EBIT, but by reference to such Subsidiary) represents more than 10% of EBIT of the Parent Guarantor and its Subsidiaries, taken as a whole, in each case, calculated by reference to the latest audited consolidated financial statements of the Parent Guarantor and the latest unaudited financial statements of such Subsidiary (on an unconsolidated basis, in the case such Subsidiary itself has any Subsidiaries); provided that any Subsidiary that is a “Material Subsidiary” (as defined in the Existing Credit Agreement as in effect on the Closing Date) shall be a Material Subsidiary hereunder. Notwithstanding anything to the contrary herein, the Borrower shall at all times be deemed to be a Material Subsidiary.
“Maturity Date” means October 7, 2025.
“MLI” shall mean the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.
“MLI Borrower Jurisdiction” means the jurisdiction in which the Borrower is treated as resident for the purposes of the Relevant Covered Tax Agreement.
“MLI Disclosure Condition” shall mean the freely accessible publication of the relevant MLI Reservation or MLI Notification on the OECD website (to the extent that such MLI Reservation or MLI Notification has not been withdrawn or superseded and taking into account any applicable amendments) no later than 10 Business Days prior to the date of this Agreement where the relevant Lender is a Lender at the date of this Agreement, or otherwise no later than 10 Business Days prior to the date on which the relevant Lender became a Lender under this Agreement.
“MLI Lender Jurisdiction” shall mean the jurisdiction in which the relevant Lender is treated as resident for the purposes of the Relevant Covered Tax Agreement.
“MLI Notification” shall mean a notification validly made pursuant to Article 29 of the MLI.
“MLI Reservation” shall mean a reservation validly made pursuant to Article 28 of the MLI.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions, or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“New Parent” has the meaning set forth in the definition of “Redomestication.”
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of each Lender or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Recourse Debt” of any Person means Debt secured by a Lien on one or more assets of such Person, where the rights and remedies of the holder of such Debt in respect of such Debt do not extend to any other assets of such Person and, if such Person is organized under the laws of or doing business in the United States or any political subdivision thereof or therein, as to which such holder has effectively waived (or subordinated in favor of the Lenders) such holder’s right to make the election provided under 11 U.S.C. § 1111(b)(1)(A).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Notifiable Event” means an event that is or would be notifiable to the UK Pensions Regulator under section 69 or section 69A of the United Kingdom Pensions Act 2004 and associated regulations had it occurred as at the date of this Agreement.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including reimbursement obligations, fees, indemnities, costs and expenses and interest and fees that accrue after the commencement by or against any Obligor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Obligor Materials” has the meaning specified in Section 6.01.
“Obligors” means, collectively, the Borrower, the Parent Guarantor, and, to the extent the New Parent, if any, has guaranteed the Obligations as described in the last sentence set forth in the definition of Redomestication, the New Parent, and “Obligor” means each of the foregoing.
“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent) or memorandum and articles of association and trading certificate (to the extent such limited liability company is a public company); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in the case of any Jersey entity, any consents issued to the same by the Jersey Financial Services Commission pursuant to the Control of Borrowing (Jersey) Order 1958.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.16(b).
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Parent Guarantor” has the meaning specified in the introductory paragraph hereto; provided that, if a Redomestication has occurred subsequent to the date hereof, “Parent Guarantor” shall mean the Surviving Person resulting from such Redomestication (unless the Surviving Person is the Parent Guarantor or (except as otherwise provided in the last sentence set forth in the definition of Redomestication) the New Parent, in which case this proviso shall not be applicable).
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(d).
“Payment Recipient” has the meaning assigned to it in Section 9.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Parent Guarantor and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Encumbrances” means:
(a)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not past due or delinquent for more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    Liens (i) in connection with workers’ compensation, unemployment insurance or other social security, retirement benefits, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance arrangements in respect of such obligations, in each case, in the ordinary course of business, or (ii) to secure (or secure the Lien securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Guarantor or any Subsidiary, in each case, which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)    Liens imposed by operation of law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, operators’, and mechanics’ liens and other similar liens, in each case, arising in the ordinary course of business, which secure payment of obligations which are not delinquent or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, appeal and replevin bonds, performance bonds, indemnity bonds, bonds to secure the payment of excise taxes or customs duties in connection with the sale or importation of goods and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(e)    Liens arising solely by virtue of any statutory or common law or contractual provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;
(f)    judgment and attachment Liens not giving rise to an Event of Default;
(g)    purported Liens evidenced by the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases;
(h)    Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the line of business of the Parent Guarantor and its Subsidiaries (or any Similar Business), as permitted by this Agreement;
(i)    any rights by way of reservation or retention of title which are required by the supplier of any property in the normal course of such supplier’s business;
(j)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;
(k)    licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Parent Guarantor or any Subsidiary;
(l)    easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Parent Guarantor or any Subsidiary;
(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods; and
(n)    Liens solely on any cash earnest money deposits or escrow arrangements made by the Parent Guarantor or any Subsidiary in connection with any letter of intent or purchase agreement relating to any acquisition of property permitted hereunder.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 6.01.
“PNC Bank” means PNC Bank, National Association and its successors.
“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania (or in such other city as may be designated by the Administrative Agent).
“Pro Rata Share” means, at any time, (A) with respect to each Lender’s Commitment, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s outstanding Commitment at such time and the denominator of which is the Aggregate Commitments at such time and (B) with respect to each Lender’s Loans, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s aggregate outstanding Loans at such time, and the denominator of which is the Total Outstandings at such time. The initial Pro Rata Share with respect to each Lender’s Commitment is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement and is:
(a)a Lender:
(i)which is a bank (as defined for the purposes of Section 879 of the ITA) making an advance under this Agreement and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or
(ii)in respect of an advance made under this Agreement by a person that was a bank (as defined for the purposes of Section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or
(iii)which is:
(A)a company resident in the United Kingdom for United Kingdom tax purposes;
(B)a partnership each member of which is:
(1)a company so resident in the United Kingdom; or
(2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
(C)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(b)a UK Treaty Lender.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Redomestication” means:
(a)    any amalgamation, merger, exchange offer, conversion, consolidation or similar action of the Parent Guarantor with or into any other Person, or of any other Person with or into the Parent Guarantor, or the sale or other disposition (other than by lease) of all or substantially all of its assets by the Parent Guarantor to any other Person,
(b)    any continuation, discontinuation, statutory migration, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Parent Guarantor, pursuant to the law of the jurisdiction of its organization or incorporation and of any other jurisdiction, or
(c)    the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting equity securities (except for directors’ qualifying shares) of the Parent Guarantor (the “New Parent”), if as a result thereof
(x)    in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion, consolidation or similar action (if other than the Parent Guarantor immediately prior thereto), or the transferee in such sale or other disposition,
(y)    in the case of any action specified in clause (b), the entity that immediately thereafter constitutes the Parent Guarantor, or
(z)    in the case of any action specified in clause (c), the New Parent,
(in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of (i) United States, the United Kingdom, the Channel Islands (including Jersey and Guernsey) or any other country that is a member of the Organization for Economic Cooperation and Development, (ii) any territory or other political subdivision of any of the foregoing, or (iii) with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned, or delayed), any other jurisdiction, whose outstanding voting equity securities immediately following such action, shall be beneficially owned (as defined in the definition of “Change of Control” and giving effect to the last sentence thereof) by substantially the same Persons, in substantially the same percentages, as were the outstanding voting equity securities of the Parent Guarantor immediately prior thereto;
provided that, (1) the Administrative Agent shall have received at least fifteen (15) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree to in its discretion) of the proposed Redomestication, (2) substantially concurrently with the consummation of such Redomestication, (i) the Surviving Person or the Parent Guarantor shall deliver to the Administrative Agent a certificate to the effect that, both immediately before and after giving effect to such transaction, no Default or Event of Default exists, (ii) the Surviving Person (unless the Surviving Person is the Parent Guarantor or the New Parent) shall assume all obligations of the Parent Guarantor under this Agreement pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, (iii) the Surviving Person (unless the Surviving Person is the Parent Guarantor or the New Parent) shall deliver or caused to be delivered to the Administrative Agent with respect to such transaction certificates, opinions, and other documents of the type described in Sections 4.01(a)(iii) and (v), and Section 4.01(f), all in form and substance reasonably satisfactory to the Administrative Agent, and (iv) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower that such Redomestication satisfies the conditions set forth in clauses (3), (4) and (5) of this definition, (3)

immediately after giving effect to such Redomestication, the Surviving Person shall, to the extent that at least one of S&P or Moody’s is then issuing Credit Ratings immediately prior to giving effect to such Redomestication, have at least one Credit Rating that is not lower than the Credit Ratings set forth in Pricing Level 4 of the definition of “Applicable Rate”, (4) in no event shall a Redomestication directly cause the Parent Guarantor or the Surviving Person to be delisted from both of the New York Stock Exchange and the London Stock Exchange, (5) no Redomestication shall result in any material adverse effect on the value of the Guarantee hereunder in respect of the Obligations (as reasonably determined by the Parent Guarantor) and (6) to the extent that the Administrative Agent or any Lender reasonably determines (and has notified the Parent Guarantor in writing at least five (5) Business Days prior to the consummation of such Redomestication) that such Redomestication will result in materially adverse tax consequences to it, the consummation of such Redomestication shall be conditioned on the provision by the Borrower of an indemnity therefor on reasonable terms to be mutually agreed (and such parties agree to negotiate such indemnity in good faith and with reasonable promptness). Upon the assumption of the obligations of the existing Parent Guarantor by the Surviving Person in accordance with clause (ii) of the proviso in the immediately preceding sentence, the guaranty of the Obligations by the Parent Guarantor immediately prior to such Redomestication shall automatically be released, terminated, and discharged without the need for any further action by any Person to facilitate such Redomestication and/or assumption in accordance with this definition. Furthermore, in connection with the consummation of a Redomestication described in clause (c) of this definition, the New Parent may (at its option and in its sole and absolute discretion) enter into a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which (a) the New Parent shall become (and accede to the obligations of) the Parent Guarantor hereunder (other than the obligations of the existing Parent Guarantor under Article XI) and (b) guarantee the Obligations on terms substantially similar to those set forth in Article XI (and the Lenders hereby authorize and direct the Administrative Agent to enter into any such joinder agreement upon the written request of the New Parent) and, in connection therewith, the New Parent shall deliver or caused to be delivered to the Administrative Agent certificates, opinions, and other documents of the type described in Sections 4.01(a)(iii) and (v), and Section 4.01(f), all in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that, notwithstanding anything to the contrary set forth in Section 10.01, the New Parent, the Parent Guarantor, the Borrower, and the Administrative Agent may make technical, corrective, and administrative amendments to this Agreement without the consent of any of the Lenders in order to effectuate the transactions contemplated by this sentence).
“Register” has the meaning set forth in Section 10.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Covered Tax Agreement” shall mean a Covered Tax Agreement (as such term is defined under Article 2(1)(a) of the MLI) the parties to which are the MLI Lender Jurisdiction and the MLI Borrower Jurisdiction.
“Relevant Governmental Body” has the meaning specified in Section 3.03(b).
“Reportable Compliance Event” means that the Parent Guarantor, any of its Subsidiaries, or any Senior Officer or director of the Parent Guarantor or any of its Subsidiaries becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Required Lenders” means, as of any date of determination, Lenders having greater than 50% of the Aggregate Commitments or, from and after the funding of Loans on the Closing Date, Lenders holding in the aggregate greater than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, chief financial officer, director, secretary, treasurer or assistant treasurer of an Obligor. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.
“S&P” means S&P Global Inc., a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctioned Country” means a country, region or territory subject of any Sanctions.
“Sanctioned Person” means any individual person, group, regime, entity or thing which is subject of any Sanctions or is listed or otherwise officially identified as, or owned or controlled by, a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the Australian Sanctions Office, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) the respective governmental institutions and agencies of any of the foregoing.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Senior Officer” means the chief executive officer, president, senior vice president, chief financial officer or treasurer of the Parent Guarantor or any of its Subsidiaries.
“Similar Business” means any business, the majority of whose revenues are derived from (a) business or activities conducted by the Parent Guarantor and its Subsidiaries on the Closing Date; (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing; or (c) any business that in the Parent Guarantor’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent Guarantor and its Subsidiaries.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” means 10 basis points (0.10%) per annum.
“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person will be able generally to pay its debts and liabilities, subordinated, contingent and otherwise, as they become absolute and matured, (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (f) without limiting the foregoing, with respect to any Person incorporated in the United Kingdom, such Person (1) is able to pay its debts as they fall due; (2) by reason of financial difficulties, has not commenced negotiations with one or more of its creditors (excluding any Lenders in their capacity as such) with a view to the general readjustment or rescheduling of its indebtedness or has not made a general assignment for the benefit of or a composition with its creditors. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.07(i).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and includes a subsidiary within the meaning of Article 2 and 2A of the Jersey Companies Law. Unless otherwise specified, all references herein or in any other Loan Document to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Guarantor.
“Surviving Person” has the meaning set forth in the definition of “Redomestication.”
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts traded on or subject to the rules of a designated contract market, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standard Board Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means:
(a)with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period; provided, however, that if the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City, New York time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date, and

(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (the “Base Rate Term SOFR Determination Date”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City, New York time) on the Base Rate Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Base Rate Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Base Rate Term SOFR Determination Date;
provided, however, that if the Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.
“Term SOFR Rate Loan” means a Loan that bears interest based on the Term SOFR Rate (other than pursuant to clause (c) of the definition of Base Rate).
“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 2.02(a) as a Term SOFR Rate Loan.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Threshold Acquisition” means any acquisition of property or series of related acquisitions of property that involves the payment of consideration by the Parent Guarantor and its Subsidiaries and any assumption of liabilities and Debt in excess of $250,000,000.
“Total Outstandings” means, on any date, the aggregate outstanding principal amount of Loans, after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Rate Loan.
“UK Borrower” shall mean a Borrower incorporated, established or otherwise tax resident in the United Kingdom.
“UK Borrower DTTP Filing” shall mean a HMRC Form DTTP2 duly completed and filed by a UK Borrower, which (a) where it relates to a Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.01, and is filed with HMRC within 30 days of the date of this Agreement; or (b) where it relates to a Lender that is not a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the Assignment and Assumption pursuant to which it becomes a Lender, and is filed with HMRC within 30 days of the date of the Assignment and Assumption.
“UK DB Plan” means the Wolseley Group Retirement Benefits Plan, currently governed by a trust deed and rules dated September 13, 2011, as amended from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Insolvency Act” means the Insolvency Act 1986 enacted in the United Kingdom, as such act may be amended, varied, supplemented or replaced from time to time.
“UK Non-Bank Lender” shall mean a Lender which gives a Tax Confirmation in the documentation which it executes on becoming a party as a Lender.

“UK Pensions Regulator” means the body corporate called the “Pensions Regulator” established under Part 1 of the United Kingdom Pensions Act 2004 (or any successor or replacement body from time to time).
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Tax Confirmation” shall mean a confirmation by a Lender that it is beneficially entitled to interest payable to that Lender in respect of a Loan Document and is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“UK Tax Deduction” shall mean a deduction or withholding for or on account of Taxes imposed by the United Kingdom in respect of a payment under a Loan Document.
“UK Treaty Lender” means a Lender which (i) is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty and is entitled to the benefit of such UK Treaty; (ii) does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (iii) fulfils any conditions in the relevant UK Treaty and under UK domestic law which must be fulfilled or met by that Lender to obtain full exemption from United Kingdom withholding Tax on interest payable to that Lender in respect of an advance under a Loan Document, including the completion of any necessary procedural formalities.
“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the UK which makes provision for full exemption from tax imposed by the UK on interest.
“Unadjusted Benchmark Replacement” has the meaning given such term in Section 3.03(b).
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b)    a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(g).
“VAT” means: (a) any value added tax imposed by the Value Added Tax Act 1994; (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2996/112); and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) above, or imposed elsewhere.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail- In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers and (c) in relation to any other applicable Bail-In Legislation, any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and any similar or analogous powers under that Bail-In Legislation.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)    The term “including” is by way of example and not limitation.
(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04Rounding. Any financial ratios required to be maintained by either Obligor pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents and the agreements entered into in connection with the Existing Receivables Facility) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, assignments and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, assignments and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.07[Reserved].
1.08Benchmark Notification. Section 3.03(b) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any then-applicable Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple SOFR, or with respect to any alternative or successor rate thereto, or replacement rate therefor.
1.09Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
Article II
THE COMMITMENTS AND BORROWINGS
2.01    Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each such term loan, a “Loan”) to the Borrower on the Closing Date in an amount equal to the amount of such Lender’s Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Loans may be Base Rate Loans or Term SOFR Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Rate Loans shall be made upon the Borrower’s delivery to the Administrative Agent of an irrevocable written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, which may be delivered via electronic mail. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term

SOFR Rate Loans or of any conversion of Term SOFR Rate Loans to Base Rate Loans (or, solely in the case of any Borrowing of Term SOFR Rate Loans on the Closing Date, two (2) Business Days prior to the Closing Date), and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of a Term SOFR Rate Loan, then the applicable Loans shall be made as or continued as Term SOFR Rate Loans with a one-month Interest Period. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of a Term SOFR Rate Loan described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of PNC Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)Except as otherwise provided herein, a Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Rate Loans without the consent of the Required Lenders.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Rate Loans upon determination of such interest rate. The determination of the Term SOFR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in PNC Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Loans.
2.03    [Reserved].
2.04    [Reserved].
2.05    Prepayments.
(a)    Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term SOFR Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid; provided that, a notice of prepayment of all or any part of the outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Term SOFR Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
2.06    [Reserved].
2.07    Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
2.08    Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR Rate for such Interest Period plus the SOFR Adjustment plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)If any amount payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default under Section 8.01(a) or Section 8.01(f) exists, the Borrower shall pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)     The Borrower shall pay to the Administrative Agent fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(b)     The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans at times when the Base Rate is calculated pursuant to clause (a) or (b) of the definition of “Base Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the

Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.
2.11    Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.12    Payments.
(a)All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)(i) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided however that this subsection (b)(i) shall not be applicable to payments required to be made by the Borrower on the Maturity Date; and (ii) if the Maturity Date is not a Business Day, then any payment to be made by the Borrower on the Maturity Date shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be, unless such Business Day falls in another calendar month, in which case such payment shall be due on the immediately preceding Business Day.
(c)Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then each of the Lenders shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.
(e)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Closing Date set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(f)The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Sections 10.04 or 10.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or make its payment under Sections 10.04 or 10.05.
(g)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments.
(a)If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.
(b)If any Lender shall fail to make any payment required to be made by it pursuant to Section 9.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the

Administrative Agent to satisfy such Lender’s obligations to any of them under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion. For the avoidance of doubt, notwithstanding the application or holding pursuant to this subsection of all or a part of a payment made by the Borrower for the account of a Lender, as between the Borrower and such Lender the Borrower shall be discharged from the obligation with respect to which such payment was made as if and to the extent such application or holding had not occurred.
2.14    [Reserved].
2.15    [Reserved].
2.16    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Commitment and Total Outstandings (if applicable) of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided, that this Section 2.16 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.
Article III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.
(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 20 days after receipt by the Borrower of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify a Recipient pursuant to this Section 3.01(d) for any Indemnified Taxes unless such Recipient notifies the Borrower of the indemnification claim for such Indemnified Taxes no later than 365 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Recipient for payment of such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by the calculations by which such determination was made by such Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. Where the payment of Taxes referred to in the preceding sentence relates to a UK Tax Deduction, the relevant Credit Party shall deliver a statement under section 975 of the ITA to the Administrative Agent within 30 days of making that payment.
(g)Status of Lenders.
(i)    Any Lender (which solely for purposes of this Section 3.01(g) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding Taxes or any information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B), (ii)(C), (ii)(D) and (ii)(F) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, but other than in respect of any advance to a UK Borrower, in respect of which Sections 3.01(g)(iii) and 3.01(g)(iv) shall apply,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    properly completed and executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-l to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;
(C)(other than in respect of any advance to a UK Borrower, in respect of which Sections 3.01(g)(iii) and 3.01(g)(iv) shall apply) properly completed and executed copies of IRS Form W-8EXP claiming an exemption from withholding Tax; or
(D)(other than in respect of any advance to a UK Borrower, in respect of which Sections 3.01(g)(iii) and 3.01(g)(iv) shall apply) to the extent a Foreign Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(E)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(F)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 147l(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    in respect of any advance to a UK Borrower, each Lender that is a UK Non-Bank Lender) shall, on the date on which it becomes a Lender, provide to the Borrower a UK Tax Confirmation, provided that each UK Non-Bank Lender which becomes a Lender on the date of this Agreement gives a UK Tax Confirmation by entering into this Agreement;
(iv)    in respect of any advance to a UK Borrower:
(A)a UK Borrower shall promptly upon becoming aware that it must make such a UK Tax Deduction (or that there is any change in the rate or the basis of such a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the UK Borrower. Without prejudice to the foregoing, each Lender shall promptly provide to the Administrative Agent (if requested by the Administrative Agent): (a) a written confirmation that it is or, as the case may be, is not, a Qualifying Lender with respect to such jurisdiction; and (b) such documents and other evidence as the Administrative Agent may reasonably require to support any confirmation given pursuant to sub-paragraph (i) above, and until such time as a Lender has complied with any request pursuant to this paragraph (ii), the Administrative Agent and the Borrower shall be entitled to treat such Lender as not being a Qualifying Lender with respect to such jurisdiction for all purposes under the Loan Documents;
(B)each Lender and each UK Borrower shall co-operate in completing any procedural formalities necessary for the UK Borrower to make payments to such Lender without such a UK Tax Deduction;
(C)(i) each UK Treaty Lender which becomes a Lender on the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport scheme and which wishes that scheme to apply in relation to this Agreement, shall confirm its scheme reference number and jurisdiction of tax residence opposite its name in Schedule 2.01; and (ii) a UK Treaty Lender which becomes a Lender after the date of this Agreement and that Lender holds a passport under the HMRC DT Treaty Passport scheme and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and jurisdiction of tax residence in the Assignment and Assumption pursuant to which it becomes a Lender, and having done so, to the extent such passport is and remains valid, then, subject to Section 3.01(g)(iv)(D) below, such UK Treaty Lender shall have no further obligations pursuant to Section 3.01(g)(iv)(B) above;
(D)where a Lender has provided a confirmation pursuant to Section 3.01(g)(iv)(C) of its scheme reference number and jurisdiction of tax residence and (i) the UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender, or (ii) the UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but (1) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs or (2) HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a UK Tax Deduction within 30 Business Days of the date of the UK Borrower DTTP Filing, and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction; and

(E)a UK Borrower shall, reasonably promptly on making a UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender;
(v)    Notwithstanding any other provision of this Section 3.01(g), a Lender shall not be required to deliver any documentation or information that such Lender is not legally eligible to deliver.
(vi)    Each Lender agrees that if any form or certification (including a UK Tax Confirmation) it previously delivered expires or becomes obsolete, invalid, withdrawn or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    VAT.
(i)    All amounts expressed to be payable under a Loan Document by any party to a Credit Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (ii) below if VAT is or becomes chargeable on any supply or supplies made by any Lender to any party in connection with a Loan Document, and such Credit Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Lender (in addition to and at the same time as paying the consideration for that supply or supplies) an amount equal to the amount of the VAT upon such Credit Party providing an appropriate VAT invoice to such party.
(ii)    If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “VAT Recipient”) under a Loan Document, and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):
(A)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The VAT Recipient must (where this paragraph (ii) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)(where the VAT Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any party to reimburse or indemnify any Credit Party for any costs or expenses, that party shall reimburse or indemnify (as the case may be) the Credit Party against any VAT incurred by such Credit Party in respect of the costs or expenses, to the extent that such Credit Party reasonably determines that neither it (nor any group of which it is a member for VAT purposes, as the case may be) is entitled to credit or receive repayment in respect of the VAT from the relevant tax authority.
(iv)    Any reference in Section 3.01(i) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated a making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state, or is a former member state of the European Union)).
(v)    In relation to any supply made by a Credit Party to any other party under a Loan Document, if reasonably requested by such Credit Party, that other party must promptly provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
(j)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Rate Loans, or to determine or charge interest rates based upon the Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Rate Loans or to convert Base Rate Loans to Term SOFR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
3.03    Inability to Determine Rates; Benchmark Replacement Setting.
(a)    Inability to Determine Rates. If, on or prior to the first day of an Interest Period or other interest rate setting:
(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate cannot be determined pursuant to the definition thereof, or

(ii)the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan, or the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then, in each case of clauses (i) and (ii), the Administrative Agent will promptly so notify the Borrower and each Lender and, thereafter, the obligation of the Lenders to make or maintain Term SOFR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2)    of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent (in consultation with the Borrower) will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 3.03(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such

Benchmark is not or will not be representative, then the Administrative Agent (in consultation with the Borrower) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (in consultation with the Borrower) modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on the Term SOFR Rate, conversion to or continuation of Loans bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)Certain Defined Terms. As used in this Section 3.03(b):
“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (iv) of this Section 3.03(b).
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 3.03(b).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (in consultation with the Borrower) for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Daily Simple SOFR and (b) the SOFR Adjustment; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then- current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (1) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent (in consultation with the Borrower), which date shall promptly follow the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.03(b).
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
3.04    Increased Cost and Reduced Return; Capital Adequacy.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the Change in Law giving rise to a claim for compensation under subsection (a) or (b) of this Section, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section (including, if requested by the Borrower, an explanation in reasonable detail of the manner in which such amount or amounts were determined) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16(a);
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan (excluding loss of anticipated profits) or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.06    Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under Section 3.05 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
Article IV
CONDITIONS PRECEDENT TO CLOSING DATE
4.01    Conditions of Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction (or waiver) of the following conditions:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (.pdf or similar) (to the extent requested, followed promptly by originals) unless otherwise specified or agreed by the Administrative Agent, each properly executed by a Responsible Officer of the Parent Guarantor or the Borrower, as applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of, or a recent date before, the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)executed counterparts of this Agreement, sufficient in number for distribution as reasonably requested by the Administrative Agent;
(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)such certificates of resolutions and constitutional documents of each Obligor (including in respect of the Parent Guarantor a copy of all consents granted by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958) as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Obligor is a party (and specimen signatures of each such Responsible Officer which has signed a Loan Document on behalf of such Obligor);
(iv)[Reserved];
(v)(i) an opinion addressing customary issues of Kirkland & Ellis LLP, special New York counsel to the Obligors, addressed to the Administrative Agent and each Lender, (ii) a capacity opinion addressing customary issues of Latham & Watkins LLP, special English counsel to the Lenders, addressed to the Administrative Agent and each Lender, and (iii) a capacity opinion addressing customary issues of Carey Olsen Jersey LLP, Jersey counsel to the Lenders, addressed to the Administrative Agent and each Lender;
(vi)a certificate signed by a Responsible Officer of the Borrower certifying as to the matters set forth in clauses (b), (c), and (d) of this section; and
(vii)a Loan Notice in accordance with the requirements hereof;
(b)Since July 31, 2022, there shall not have been a material adverse change in the business, assets, liabilities (actual or contingent), operations, or financial condition of the Parent Guarantor and its Subsidiaries taken as a whole.
(c)No Default or Event of Default shall have occurred and be continuing.
(d)All of the representations and warranties made by the Obligors hereunder shall be true and correct in all respects.
(e)The Borrower shall have paid all fees and expenses required to be paid on or before the Closing Date (including, to the extent invoiced at least one (1) Business Day prior to the Closing Date, all Attorney Costs of Latham & Watkins LLP, New York and English counsel to the Administrative Agent and the Lenders, and Carey Olsen Jersey LLP, Jersey counsel to the Administrative Agent and the Lenders).
(f)The Borrower shall have provided to the Administrative Agent and the Lenders at least three (3) Business Days prior to the Closing Date, to the extent requested at least ten (10) Business Days prior to the Closing Date, (i) an executed Certificate of Beneficial Ownership (to the extent required under the Beneficial Ownership Regulation) and such other documentation and other information reasonably requested by the Administrative Agent and any Lender in order to comply with the requirements of the USA PATRIOT Act, (ii) the documentation and other information reasonably requested by the Administrative Agent in order to comply with all “know your customer” requirements, and (iii) all anti-money laundering documentation reasonably requested by the Administrative Agent.
Article V
REPRESENTATIONS AND WARRANTIES
Each Obligor represents and warrants as of the Closing Date that:
5.01    Corporate Existence and Power. Each Obligor (a) is a corporation, limited liability company, or partnership duly incorporated or otherwise formed, validly existing and in good standing (to the extent applicable in the applicable jurisdiction) under the laws of the jurisdiction of its incorporation or formation and (b) has (i) all corporate, limited liability company, or partnership powers and (ii) all Authorizations, in each case, required to carry on its business as now conducted, except, in the case of this clause (b)(ii), where the failure to have such Authorizations would not reasonably be expected to have a Material Adverse Effect.
5.02    Corporate and Governmental Authorization; No Contravention. The Borrower’s incurrence of Debt hereunder, the execution, delivery and performance by each Obligor of this Agreement, and the execution, delivery, and performance by the Borrower of the Notes (a) are within the corporate, limited liability company, or partnership powers of such Obligor, have been duly authorized by all necessary corporate, limited liability company, or partnership action, and (b) require no action by or in respect of, or filing with, any Governmental Authority (except such as has been obtained), do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such Obligor or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor or any of its Subsidiaries, or result in the creation or imposition of any Lien on any asset of the Parent Guarantor or any of its Subsidiaries.
5.03    Binding Effect. This Agreement constitutes a valid and binding agreement of each Obligor, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights, by equitable principles (regardless of whether enforcement is sought in equity or at law), and by any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Section 4.01(a)(v).
5.04    Financial Information.
(a)The audited consolidated financial statements, including the consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of July 31, 2022, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the fiscal year then ended, set forth in the Parent Guarantor’s 2022 Form 10-K, as filed with the SEC, (i) fairly present, in conformity with GAAP, the consolidated financial position of the Parent Guarantor and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year, and (ii) show, to the extent required by GAAP, all material indebtedness and other liabilities, direct or contingent, of the Parent Guarantor and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.
(b)Since July 31, 2022, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, or financial condition of the Parent Guarantor and its Subsidiaries taken as a whole.
5.05    Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of either Obligor, threatened against or affecting, the Parent Guarantor or any of its Subsidiaries before any Governmental Authority in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.
5.06    Compliance with ERISA and UK Pensions.
(a)Except as would not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standards under the Pension Funding Rules, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
(b)Save for the UK DB Plan, (i) no Obligor, nor any of its Subsidiaries or Affiliates, is, nor could reasonably be expected to owe any liabilities as, an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993); and (ii) no Obligor, nor any of its Subsidiaries or Affiliates, is, nor has it at any time in the last six years been, “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer in relation to such an occupational pension scheme except where the Obligor, or any of its Subsidiaries or Affiliates, is “connected” with or an “associate” of such an employer solely by reason of one or more of the Obligors or its Subsidiaries’ or Affiliates’ directors being a director of that employer in circumstances where such “connected” or “associate” status would not reasonably be expected to have a Material Adverse Effect.
Article V
5.07Environmental Matters. As of the date of this Agreement, each Obligor has reviewed the effect of Environmental Laws on the business, operations and properties of such Obligor and its Subsidiaries, including to identify any liabilities and costs (including any capital or operating expenditures required to achieve or maintain compliance with Environmental Law or as a condition of any license, or permit required under Environmental Law, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of Hazardous Substances, and any actual or potential liabilities to third parties under Environmental Law, including employees, and any related costs and expenses). On the basis of this review, each Obligor has concluded that such associated liabilities and costs (if any), including the costs of compliance with Environmental Laws, would not reasonably be expected to have a Material Adverse Effect.
5.08Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent Guarantor and its Subsidiaries have filed all income and other material tax returns which are required to be filed by them, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Parent Guarantor or any Subsidiary (other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case, for which adequate reserves and provisions for taxes have been made on the books of the Parent Guarantor and each Subsidiary in accordance with the relevant company’s accounting standards). The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Parent Guarantor, adequate.
5.09Subsidiaries. Each of the Parent Guarantor’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing (to the extent applicable in the applicable jurisdiction) under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental authorizations required to carry on its business as now conducted, except where the absence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
5.10    Regulatory Restrictions on Borrowing; Margin Regulations.
(a)Neither the Parent Guarantor nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(b)The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U, T or X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Neither the making of any Borrowing nor the use of any proceeds thereof (either by the Borrower or the Borrower and its Subsidiaries on a consolidated basis) will violate the provisions of Regulations U, T or X issued by the FRB.
5.11    Full Disclosure. No written statement, information, report, representation, or warranty made by either Obligor in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of either Obligor in connection with any Loan Document, taken as a whole and together with disclosures made by the Obligors in findings with the SEC, the United Kingdom Listing Authority or the London Stock Exchange that are available to the Lenders, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that (a) such estimates, projections, forecasts and other forward-looking information, as to future events, are not to be viewed as facts and that the actual results may differ significantly and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

5.12    Anti-Money Laundering/International Trade Law Compliance. Each Obligor represents and warrants that (a) none of such Obligor, any of its Subsidiaries, or any Senior Officer or director of such Obligor or any of its Subsidiaries, is a Sanctioned Person, (b) to the knowledge of such Obligor, no employee of such Obligor or any of its Subsidiaries, or any agent of such Obligor or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, (c) none of such Obligor or any of its Subsidiaries, either in its own right or, to the knowledge of such Obligor, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; or (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (d) such Obligor has implemented and maintains in effect policies and procedures designed to achieve compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of such Obligor or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, and (e) each of such Obligor and its Subsidiaries, and to the knowledge of such Obligor, their respective directors, officers, employees and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions in all material respects. This Section 5.12 shall not be interpreted or applied in relation to any Obligor, any Group Member or any Lender or the Administrative Agent to the extent that the representations made pursuant to this Section 5.12 violate or expose such entity or any director, officer or employee thereof to any liability under EU Regulation (EC) 2271/96, the Protecting against the Effects of the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2020, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with section 4 paragraph 1 no. 3 of the German Foreign Trade Law (Außenwirtschaftsgesetz)) or any similar blocking legislation or statute in force in any applicable jurisdiction from time to time.
5.13    Compliance with FCPA. Each Obligor and each of its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-l, et seq., and any foreign counterpart thereto in all material respects. Neither the Parent Guarantor nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Parent Guarantor or such Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-l, et seq.
5.14    Affected Financial Institutions. None of the Parent Guarantor or any of its Subsidiaries is an Affected Financial Institution.
5.15    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Parent Guarantor pursuant to this Agreement, if any, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.
5.16    Solvency. On and as of the Closing Date, immediately after giving effect to this Agreement and the Loans being incurred (and the use of proceeds thereof) by the Borrower in connection with the transactions contemplated hereby, the Parent Guarantor and its Subsidiaries, on a consolidated basis, are Solvent.
5.17    Title to Property. Each Obligor has good and marketable title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.
5.18    Compliance with Laws. Each Obligor and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.19    Centre of Main Interests and Establishments. To the extent that an Obligor is incorporated in the European Union, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (as amended, the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation.
Article VI
AFFIRMATIVE COVENANTS
Each Obligor agrees that, so long as any Lender has any Commitment hereunder or any amount payable hereunder remains unpaid or unsatisfied (other than, for the avoidance of doubt, contingent obligations not due and payable):
Article IV
6.01    Information. Each Obligor will deliver to the Administrative Agent (for distribution to the Lenders):
(a)as soon as available, and in any event within 90 days after the end of each fiscal year of the Parent Guarantor, commencing with the fiscal year ending July 31, 2023, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Parent Guarantor, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)as soon as available, and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent Guarantor, commencing with the fiscal quarter ending October 31, 2022, a condensed consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such quarter and the related condensed consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for such quarter and for the portion of the Parent Guarantor’s fiscal year ended at the end of such quarter, setting forth in the case of such condensed consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Parent Guarantor’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer (or other comparable officer) of the Parent Guarantor;
(c)simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer of the Parent Guarantor substantially in the form of the Compliance Certificate attached hereto;
(d)promptly after any officer of the Borrower obtains actual knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take (if any) with respect thereto;
(e)[Reserved];
(f)promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Parent Guarantor shall have filed with the SEC, the United Kingdom Listing Authority or the London Stock Exchange;
(g)to the extent it would reasonably be expected to result in material liability to the Borrower, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under the Pension Funding Rules, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041 (c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer (or other comparable officer) of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; or (viii) determines that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, a certification of funding status from the enrolled actuary for the Pension Plan; and
(h)from time to time, such additional information regarding the financial position or business of the Parent Guarantor and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.
Documents required to be delivered pursuant to Section (a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Parent Guarantor posts such documents, or provides a link thereto on the Parent Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (B) on which such documents are posted on the Parent Guarantor’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and (ii) on which either Obligor notifies (which may be by electronic mail) the Administrative Agent and each Lender of the posting of any such documents; provided that the Parent Guarantor shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Parent Guarantor to deliver such paper copies or soft copies. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Obligors with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Obligor hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of either Obligor hereunder (collectively, “Obligor Materials”) by posting the Obligor Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to either Obligor or its securities) (each, a “Public Lender”). Each Obligor hereby agrees that (w) all Obligor Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Obligor Materials “PUBLIC,” each Obligor shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Obligor Materials as not containing any material non-public information with respect to either Obligor or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Obligor Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Obligor Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Obligor Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Article VI
6.02Payment of Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, each Obligor will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, before delinquency, all their respective Tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.
6.03Maintenance of Property; Insurance.
(a)Each Obligor will keep, and will cause each of its Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
(b)Each Obligor will, and will cause each of its Subsidiaries to, maintain (either in the name of such Obligor or in such Subsidiary’s own name) with financially sound and responsible insurance companies (or, in the good faith business judgment of the Obligors, through self-insurance), insurance with respect to their respective properties and business in at least such amounts, against at least such risks and with such risk retention as are customarily maintained, insured against or retained, as the case may be, by companies of established repute engaged in the same or a similar business, to the extent available at the time in question on commercially reasonable terms; and will furnish to the Administrative Agent, upon the Administrative Agent’s reasonable request, information presented in reasonable detail as to the insurance so carried.
6.04Conduct of Business and Maintenance of Existence. Each Obligor will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries (to the extent failure to do so would reasonably be expected to have a Material Adverse Effect) to preserve, renew and keep in full force and effect, its legal existence and good standing (to the extent applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its organization or incorporation and its rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 6.04 shall prohibit any transaction permitted (or not prohibited) hereunder, including pursuant to Section 7.05.
6.05Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect, each Obligor will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.
6.06Inspection of Property, Books and Records. Each Obligor will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, once per year unless an Event of Default exists, will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, and to discuss their respective affairs, finances and accounts with their respective officers, directors, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.
6.07Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital, capital expenditures, and other lawful general corporate purposes (including repayment and refinancing of indebtedness).
6.08[Reserved].
6.09Anti-Money Laundering/International Trade Law Compliance. Each Obligor covenants and agrees that (a) none of such Obligor nor any of its Subsidiaries will become a Sanctioned Person, (b) none of such Obligor nor any of its Subsidiaries, either in its own right or, to the knowledge of such Obligor, through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, or (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) it shall maintain in effect policies and procedures designed to achieve compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of such Obligor or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, (d) such Obligor will comply, and will cause its Subsidiaries, and to the knowledge of such Obligor, its and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of such

Obligor or its Subsidiaries) and agents to comply, with Anti-Terrorism Laws and applicable Sanctions in all material respects, (e) the funds used to repay the Obligations will not be derived from any unlawful activity of such Obligor or its Subsidiaries, and (f) such Obligor shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event. This Section 6.09 shall not be interpreted or applied in relation to any Obligor, any Group Member or any Lender or the Administrative Agent to the extent that the obligations under this Section 6.09 would violate or expose such entity or any director, officer or employee thereof to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96) and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with section 4 paragraph 1 no. 3 of the German Foreign Trade Law (Außenwirtschaftsgesetz) or any similar blocking legislation).
6.10Certificate of Beneficial Ownership and Other Additional Information. The Parent Guarantor will provide to the Administrative Agent and the Lenders: (a) to the extent required under the Beneficial Ownership Regulation, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (b) to the extent required under the Beneficial Ownership Regulation, a new Certificate of Beneficial Ownership, in form and substance reasonably acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
6.11UK Pensions. Each Obligor shall (i) ensure that the UK DB Plan is funded in all material respects in accordance with applicable law and the governing terms of the UK DB Plan (including for the purposes of any recovery plan or schedule of contributions in place for the UK DB Plan from time to time for the purposes of section 226 and section 227 of the Pensions Act 2004), (ii) save for the UK DB Plan, ensure that no Obligor nor any of its Affiliates or Subsidiaries is or becomes an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) or, subject to Section 5.06(b)(ii) and save as would not reasonably be expected to have a Material Adverse Effect, is or becomes “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the UK Pensions Act 2004) such an employer, (iii) promptly notify the Administrative Agent of any written communication from, or on behalf of, the UK Pensions Regulator which confirms that the UK Pensions Regulator has requested the Determinations Panel (or any successor or replacement panel from time to time) of the UK Pensions Regulator to investigate the issuance of a Financial Support Direction or a Contribution Notice to or against any Obligor or any of its Affiliates or Subsidiaries, (iv) promptly notify the Administrative Agent of any written communication from, or on behalf of, the UK Pensions Regulator or the CPS which confirms that the UK Pensions Regulator or the CPS intends to prosecute any Obligor or any of its Affiliates or Subsidiaries under any Criminal Pension Power, (v) promptly notify the Administrative Agent if any Obligor or any of its Affiliates or Subsidiaries receives a Financial Support Direction or a Contribution Notice from the UK Pensions Regulator or if the UK Pensions Regulator or the CPS exercises any Criminal Pension Power against any Obligor or any of its Affiliates or Subsidiaries, (vi) promptly notify the Administrative Agent of any debt triggered as payable to the UK DB Plan under section 75 or section 75A of the UK Pensions Act 2004, and (vii) promptly notify the Administrative Agent of the occurrence of any employer related Notifiable Event in relation to the UK DB Plan.
Article VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than, for the avoidance of doubt, contingent obligations not due and payable):

7.01    Liens. The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary; provided that such Lien is not created in contemplation of such event;
(b)any Lien on any asset (plus improvements thereon, related contracts, intangibles and other assets that are included thereto or arise therefrom, and the products and proceeds thereof) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, leasing, improving, constructing, repairing, maintaining, or installing such asset; provided that (i) such Lien secures Debt permitted under Section 7.08(b) and (ii) such Lien attaches to such asset concurrently with or within 180 days after completion of the acquisition, lease, improvement, construction, repair, maintenance, or installation thereof; provided, further, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(c)any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Parent Guarantor or a Subsidiary; provided that such Lien is not created in contemplation of such event;
(d)any Lien existing on any asset prior to the acquisition thereof by the Parent Guarantor or a Subsidiary; provided that such Lien is not created in contemplation of such acquisition;
(e)any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the other clauses of this Section; provided that such Debt is not increased (other than amounts incurred to pay costs, including accrued and unpaid interest, fees, premiums and expenses related thereto, of renewal and replacement) and is not secured by any additional assets (other than accessions, improvements and replacements of such assets);
(f)Liens on cash and cash equivalents to secure obligations arising under Swap Contracts which Liens (i) are granted pursuant to a Master Agreement or pursuant to the rules of a designated contract market and (ii) secure Swap Contracts which are entered into with respect to the Parent Guarantor’s or any Subsidiary’s operations in the ordinary course of its business;
(g)Liens in favor of the Parent Guarantor, the Borrower or any Subsidiary (other than Liens on assets of any Obligor securing Debt of such Obligor owing to any other Group Member);
(h)Liens granted pursuant to any Loan Documents;
(i)Permitted Encumbrances;
(j)Liens on any amounts held by a trustee under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption (including a special mandatory redemption in connection with an acquisition) or defeasance provisions;
(k)Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; provided that no Liens under this clause (k) shall secure Debt for borrowed money;
(l)Liens on insurance policies and the proceeds thereof securing the financing of the related premiums;
(m)Liens in connection with cash pooling arrangements of the Obligors and their Subsidiaries which arrangements are entered into in the ordinary course of treasury business, to the extent that such Liens are granted in favor of the financial institutions or their Affiliates operating those arrangements over any of the bank accounts which are the subject thereof;
(n)Liens granted by any Subsidiary of the Borrower over (i) any receivables and any rights and property related thereto (including any security or collateral securing such receivables, contracts, contract rights, guarantees, other credit support, letters of credit, and insurance in respect of such receivables, records with respect to such receivables, related deposit accounts, any undivided beneficial interest over receivables repurchased by any such originator and any rights related thereto, interest in the goods that gave rise to such receivable (including returned goods), related deposit accounts and any other rights or property customarily transferred together with such receivables, and all collections and proceeds deriving from any of the foregoing) in connection with (x) a securitization of receivables, (y) any receivables financing that is effected on an on-balance sheet basis, off-balance sheet basis, non-recourse basis, limited-recourse basis, or (z) the Existing Receivables Facility or (ii) the shares in or bank accounts of an issuing vehicle that is the issuer or borrower of such securitization (including, for the avoidance of doubt, any Liens granted pursuant to or otherwise in connection with any of the foregoing including the Existing Receivables Facility); and
(o)Liens not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate outstanding principal amount of all Debt and other obligations secured thereby and outstanding at the time such Debt is incurred or such Lien is granted, together (without duplication) with the aggregate outstanding principal amount of all Debt for borrowed money incurred in reliance on the lead-in to Section 7.08 and outstanding at such time, shall not exceed 15.0% of Consolidated Total Assets (as of the date of determination) in the aggregate.
The expansion of obligations secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Debt, amortization of original issue discount and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.
Article VII
7.02Financial Covenant. The Parent Guarantor will not permit, as of the last day of any fiscal quarter of the Parent Guarantor, commencing with the fiscal quarter of the Parent Guarantor ending October 31, 2022, the ratio of (a) Consolidated Net Funded Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent Guarantor ending on such day to be greater than 3.50 to 1.00, subject to, at the Borrower’s election (by delivery of written notice thereof to the Administrative Agent no later than fifteen days (or such later date as the Administrative Agent may agree to in its discretion) after the consummation of a Threshold Acquisition), an increase to 4.00 to 1.00 for the period of four consecutive fiscal quarters of the Parent Guarantor ending immediately following the consummation of a Threshold Acquisition (including, for the avoidance of doubt, the fiscal quarter in which such Threshold Acquisition is consummated); provided that there shall be at least one fiscal quarter of the Parent Guarantor after the financial covenant level returns to 3.50 to 1.00 before a subsequent increase election may be made.
7.03New Parent Covenant. If (a) the Parent Guarantor shall consummate a Redomestication described in clause (c) of the definition thereof and (b) in connection therewith, the New Parent shall not have become a party to this Agreement and guaranteed the Obligations as described in the last sentence set forth in the definition of Redomestication, then, following the consummation of such Redomestication, the Parent Guarantor shall own, directly or indirectly, all or substantially all of the assets of the New Parent and its Subsidiaries, taken as a whole, as of any date of determination.
7.04[Reserved].
7.05Mergers and Sales of Assets. The Obligors shall not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Obligors and their Subsidiaries, taken as a whole, to any other Person; provided that: (i) the Parent Guarantor may merge with any another Person (other than the Borrower) if (x) the Parent Guarantor is the Person surviving such merger and (y) immediately after giving effect to such merger, no Event of Default shall have occurred and be continuing; (ii) the Borrower may merge with any another Person (other than the Parent Guarantor) if (x) the Borrower is the Person surviving such merger and (y) immediately after giving effect to such merger, no Event of

Default shall have occurred and be continuing; (iii) the Obligors may sell, lease or otherwise transfer all or substantially all of the assets of the Obligors and their Subsidiaries, taken as whole, to the Parent Guarantor or any Subsidiary; and (iv) the Parent Guarantor may enter into or otherwise effectuate any Redomestication.
7.06Change in Nature of Business. The Obligors shall not, nor shall they permit any of their Subsidiaries to, directly, knowingly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Obligors and their Subsidiaries (taken as a whole) on the date hereof or any business substantially related or incidental thereto; provided that any Obligor or any of its Subsidiaries may engage in any Similar Business.
7.07Use of Proceeds. The Borrower shall not use the proceeds of the Borrowing, whether directly or indirectly, for a purpose that entails a violation of Regulations U, T or X of the FRB. The proceeds of the Loans shall not be used, directly or knowingly indirectly, by any Obligor or any of its Subsidiaries (after due and careful inquiry) (a) to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Country or Sanctioned Person except to the extent permitted for a Person required to comply with Sanctions or (b) in any manner that would result in a violation of any Anti-Terrorism Law or Sanctions applicable to any party hereto.
7.08Subsidiary Debt. The Borrower shall not permit the aggregate outstanding principal amount of Debt for borrowed money of all Subsidiaries of the Borrower (other than Guarantor Subsidiaries), together (without duplication) with the aggregate outstanding principal amount of all Debt secured by Liens in reliance on Section 7.01(o) and outstanding at such time, to exceed 15.0% of Consolidated Total Assets (as of the date of determination), in the aggregate, except:
(a)any Debt existing at the time such Person becomes a Subsidiary of the Borrower not incurred in contemplation of such event;
(b)any Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, leasing, improving, constructing, repairing, maintaining, or installing any asset (including capital lease obligations); provided that (i) such Debt is incurred concurrently with or within 180 days after completion of the acquisition, lease, improvement, construction, repair, maintenance, or installation thereof and (ii) immediately after giving effect to the incurrence or assumption of such Debt, the Parent Guarantor shall be in compliance, on a pro forma basis, with the financial covenant set forth in Section 7.02 (calculated by reference to the latest consolidated financial statements of the Parent Guarantor delivered pursuant to Section 6.01 or, prior to the first delivery of such financial statements, by reference to the financial statements described in Section 5.04(a));
(c)any Debt incurred by a Subsidiary of the Borrower pursuant to or otherwise in connection with (i) any securitization of receivables and any rights and property related thereto, (ii) any receivables financing that is effected on an on-balance sheet basis, off-balance sheet basis, non-recourse basis, limited-recourse basis, or (iii) the Existing Receivables Facility (including, for the avoidance of doubt, any Debt incurred by a Subsidiary of the Borrower pursuant to or otherwise in connection with any of the foregoing including the Existing Receivables Facility);
(d)any Debt of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower not created in contemplation of such event;
(e)any unsecured Debt incurred by any Subsidiary of the Borrower that is a special purpose finance company to the extent that the proceeds of such Debt are either directly or via one or more non-trading vehicles on-lent to an Obligor (and which Subsidiary of the Borrower does not own any assets other than those consistent with its special purpose finance nature);
(f)any Debt owed to the Parent Guarantor, the Borrower, or a Subsidiary of the Borrower;
(g)any Debt incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(h)any Guarantees of other Debt permitted by this Agreement; and
(i)any Debt arising out of the refinancing, extension, renewal or refunding of any Debt permitted under clause (a), (b), (c), or (d) of this Section; provided that such Debt is not increased (other than amounts incurred to pay costs, including accrued and unpaid interest, fees, premiums and expenses related thereto, at renewal and replacement).
7.09UK Pensions. Each Obligor will ensure it is not a party, and will procure that none of its Subsidiaries or Affiliates is a party, to any act or omission in relation to the UK DB Plan which is reasonably likely to result in the issuance of a Contribution Notice or Financial Support Direction or the exercise of a successful prosecution or sanction pursuant to any Criminal Pension Power.
Article VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. Either Obligor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. Either Obligor fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(d), 6.04 (with respect to the Borrower’s existence), or 6.09 or Article VII; or
(c)Other Defaults. Either Obligor fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either Obligor, in this Agreement or in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent qualified by materiality, in which case they shall be true and correct in all respects and except that the representation and warranty made in Section 5.12(a) shall be true and correct in all respects) when made or deemed made; provided that (except in the case of any representation, warranty or certification made with respect to any financial statement of the Parent Guarantor or made pursuant to Section 5.12(a)) if such lack of correctness is capable of being remedied or cured within a 30-day period, the Obligors shall have a period of 30 days after the earlier of (i) written notice thereof has been given to the Obligors by the Administrative Agent (acting on the request of one or more Lenders) or (ii) a Responsible Officer of either Obligor has obtained knowledge thereof, within which to remedy or cure such lack of correctness; or
(e)Cross-Default; Cross-Acceleration. (i) Either Obligor or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Financial Obligations (after giving effect to any period of grace), (B) fails to observe or perform any other agreement or condition relating to any Material Financial Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause (x) the maturity of such Material Financial Obligations to be accelerated or to cause such Material Financial Obligations to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Financial Obligations to be made, prior to its stated maturity or (y) any commitment of any creditor or lender thereunder to be cancelled or suspended, or (ii) any Group Member fails to comply with Section 10.6 of the 2015 USPP Notes or the 2017 USPP Notes at any time when the Debt evidenced thereby constitutes Material Debt, and such failure enables or permits the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause the maturity of such Material Debt to be accelerated or to cause such Material Debt to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Debt to be made, prior to its stated maturity; or

(f)Insolvency Proceedings, Etc. Either Obligor or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors (including (without limitation) a compromise or arrangement with creditors of the type referred to in Article 125 (“Power of company to compromise with creditors and members”) of the Jersey Companies Law); or applies for or consents to the appointment of any receiver, administrator, administrative receiver, compulsory manager, monitor, trustee, custodian, conservator, liquidator, rehabilitator, Viscount of the Royal Court of Jersey or similar officer for it or for all or any material part of its property or applies for or is the subject of a declaration of en désastre in respect of itself or its property (or is otherwise declared “bankrupt” within the meaning of Article 8 of the Interpretation (Jersey) Law 1954); or any receiver, administrator, administrative receiver, compulsory manager, monitor, trustee, custodian, conservator, liquidator, rehabilitator, Viscount of the Royal Court of Jersey or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. Either Obligor or any Material Subsidiary (i) admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)Judgments. There is entered against either Obligor or any Material Subsidiary final judgments or orders for the payment of money in an aggregate amount exceeding $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. The Borrower shall fail to pay when due an amount or amounts aggregating in excess of $75,000,000 which it shall have become liable to pay under Title IV of ERISA; or
(j)UK Pensions. Any Obligor or any of its Affiliates or Subsidiaries shall have been notified that any of them has incurred a debt that has become due and payable under section 75 or 75A of the UK Pensions Act 1995, or has been issued with a Contribution Notice or Financial Support Direction, in each case that would reasonably be expected to result in a Material Adverse Effect; or
(k)Invalidity of Loan Documents. Any Loan Document (other than the Fee Letter), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or either Obligor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(l)Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
Article VIII
(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)[Reserved]; and

(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Article IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authorization of Administrative Agent.
Each of the Lenders hereby irrevocably appoints PNC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Obligors shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; provided that the meaning of such term in Section 10.07(c) is intended to be consistent with the meaning of such term as used in Section 5f.103-1(c) of the United States Treasury Regulations. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Obligors or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent shall be entitled to rely on legal counsel (who may be counsel for the Obligors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, provided that such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent in its capacity as such or against any Agent-Related Persons acting for the Administrative Agent in connection with such capacity; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own bad faith, gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The obligations of the Lenders in this Section are subject to the provisions of Section 2.12(e) and shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
9.06    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.
9.07    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.08    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.
9.12    Recovery of Erroneous Payments.

(a)If the Administrative Agent notifies any Credit Party, or any Person who has received funds on behalf of a Credit Party (any such Credit Party or other recipient (excluding, for the avoidance of doubt, the Parent Guarantor and its Subsidiaries and their Affiliates), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 10 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be held in trust for the benefit of the Administrative Agent, and such Credit Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y). an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).
(c)Each Credit Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Credit Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Credit Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a).
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Credit Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Credit Party at any time, (i) such Credit Party shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency

Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Credit Party shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Credit Party shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Credit Party and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Credit Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Credit Party (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Credit Party and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Credit Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable Laws, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
9.13    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more “benefit plan investors” (within the meaning of Section 3(42) of ERISA) with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption are satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D)to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Article X
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by either Obligor therefrom, shall be effective unless in writing signed by the Required Lenders and the Obligors, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(d)change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(f)release the Parent Guarantor from its obligations under Article XI hereof without the written consent of each Lender directly and adversely affected thereby (except as expressly permitted in the definition of “Redomestication”);
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) this Agreement may be amended by the New Parent, the Parent Guarantor, the Borrower, and the Administrative Agent as contemplated by the last sentence set forth in the definition of Redomestication; and (v) the Obligors and the Administrative Agent may amend this Agreement or any other Loan Document in order to correct, amend, or cure any ambiguity, omission, inconsistency, illegality, or defect therein, or to correct any typographical error or other manifest error in any Loan Document or otherwise effectuate the intent of the parties hereto or thereto.
Article X
10.02Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Parent Guarantor, the Borrower or the Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Parent Guarantor, or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE OBLIGOR MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE OBLIGOR MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE OBLIGOR MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of either Obligor’s or the Administrative Agent’s transmission of Obligor Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to either Obligor, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address. Etc. Each of the Obligors and the Administrative Agent may change its address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address or telephone number for notices and other communications hereunder by notice to the Obligors and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses, including Attorney Costs (which shall be limited to those of one firm of outside counsel and, if necessary, a single local counsel in each appropriate jurisdiction and such other counsel retained with the Borrower’s prior written consent), incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of- pocket costs and expenses, including Attorney Costs (which shall be limited to those of one firm of counsel for the Administrative Agent and the Lenders, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate material jurisdiction for the Administrative Agent and the Lenders, taken as a whole (and, in the case of an actual conflict of interest where the Administrative Agent or any Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Person)), incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law). The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and Other Taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable promptly after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.
10.05Indemnification; Damage Waiver.
(a)    Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to those of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate material jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnitee))) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Parent Guarantor or any Subsidiary of the Parent Guarantor, or any Environmental Liability related in any way to the Parent Guarantor or any Subsidiary of the Parent Guarantor or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by the Borrower or any third party (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) a material breach of this Agreement by such Indemnitee or (ii) bad faith, gross negligence or willful misconduct of such Indemnitee or (y) have resulted from any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Borrower), other than claims against a Lender in its capacity as Administrative Agent. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak, IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.01(d), this Section shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, etc. arising from any non-Tax claim.
(b)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument entered into or delivered pursuant hereto, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
10.06Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Bank Funding Rate from time to time in effect.
10.07Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (j) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined in subsection (h) of this Section), no minimum amount need be assigned, and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Section 3.01.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause B, or (C) to a natural Person.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05, subject to the requirements and limitations in such Sections, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 10.16 as if it were an assignee under subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-l(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.16 with respect to any Participant.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)As used herein, the following terms have the following meanings:
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (b)(v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(i)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04). (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j)Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
10.08Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization; or (j) to any credit insurance provider relating to the Borrower and its obligations. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowing. For purposes of this Section, “Information” means all information received from the Parent Guarantor or any Subsidiary relating to the Parent Guarantor or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent Guarantor or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
10.09Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.11Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
10.12Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
10.13Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid.
10.14Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.15Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.16Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if such Lender (x) shall fail to give its consent to a Redomestication to the extent that such Redomestication shall result in the Parent Guarantor or the New Parent being formed or organized under the laws of a jurisdiction that requires Required Lender consent or (y) requests indemnification from the Borrower as a result of adverse tax consequences to such Lender in connection with a Redomestication, in each case of clauses (x) and (y), pursuant to the definition of “Redomestication” or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.04 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Laws; and
(v)in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 10.16(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof.
10.17    Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OBLIGOR, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OBLIGOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
10.18No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s- length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Lenders and the Arranger, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lender or any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Lender or any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arranger(s) have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the

Administrative Agent, the Lenders and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
10.19Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.20USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when the Borrower opens an account, the Lender will ask for the business name, business address, taxpayer identifying number and other information that will allow the Lender to identify the Borrower, such as organizational or constitutional documents. For some businesses and organizations, the Lender may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.
10.21ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
Article XI
GUARANTY
11.01Guaranty.
(a)The Parent Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
(b)In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Parent Guarantor under this Article XI would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Parent Guarantor’s liability under this Article XI, then, notwithstanding any other provision of this Article XI to the contrary, the amount of such liability shall, without any further action by the Parent Guarantor or the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the Parent Guarantor’s “Maximum Liability”). This Section 11.01(b) with respect to the Maximum Liability of the Parent Guarantor is intended solely to preserve the rights of the Administrative Agent and the Lenders to the maximum extent not subject to avoidance under applicable law. The Parent Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of the Parent Guarantor hereunder without impairing this guarantee or affecting the rights and remedies of the

Administrative Agent or any Lender hereunder; provided that, nothing in this sentence shall be construed to increase the Parent Guarantor’s obligations hereunder beyond its Maximum Liability.
(c)This guarantee shall remain in full force and effect until all the Obligations shall have been satisfied by payment in full in immediately available funds and the Commitments have been terminated.
(d)No payment made by the Parent Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Parent Guarantor, any guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Parent Guarantor in respect of the Obligations or any payment received or collected from the Parent Guarantor in respect of the Obligations), remain liable for the Obligations until the Obligations shall have been satisfied by payment in full in immediately available funds and the Commitments have been terminated.
Article XI
11.02No Subrogation. Notwithstanding any payment made by the Parent Guarantor hereunder or any set-off or application of funds of the Parent Guarantor by the Administrative Agent or any Lender, the Parent Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any guarantor or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations nor shall the Parent Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any guarantor in respect of payments made by the Parent Guarantor under this guarantee, until the Obligations are paid in full in immediately available funds and the Commitments have been terminated. All rights and claims of the Parent Guarantor based upon or relating to any right of contribution, reimbursement, indemnification or subrogation against the Borrower or any guarantor shall be fully subordinated to the Obligations until the Obligations are paid in full in immediately available funds and the Commitments have been terminated. If any amount shall be paid to the Parent Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in immediately available funds, such amount shall be held by the Parent Guarantor for the benefit of the Administrative Agent and the Lenders, and shall, forthwith upon receipt by the Parent Guarantor, be turned over to the Administrative Agent in the exact form received by the Parent Guarantor (duly indorsed by the Parent Guarantor to the Administrative Agent, if required), to be applied against the Obligations whether matured or unmatured, in such order as the Administrative Agent may determine.
11.03Amendments, etc. with respect to the Obligations. To the fullest extent permitted by applicable law, the Parent Guarantor shall remain obligated under this guarantee notwithstanding that, without any reservation of rights against the Parent Guarantor and without notice to or further assent by the Parent Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender, may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations or the liability of any other Person upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with Section 10.01, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released without affecting the Parent Guarantor’s obligations under this Article XI.
11.04Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, the Parent Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this guarantee or acceptance of this guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Article XI; and all dealings between the Parent Guarantor, on the one hand, and the Administrative Agent or the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Article XI. To the fullest extent permitted by applicable law, the Parent Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower with respect to the Obligations. The Parent Guarantor understands and agrees that this guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not merely of collectability without regard to, and the Parent Guarantor hereby waives (to the extent permitted by applicable law) all rights, claims or defenses that it might otherwise have with respect to, each of the following: (a) the validity or enforceability of this Agreement, any of the Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Parent Guarantor under this Article XI, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Parent Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower or any guarantor or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any guarantor or any other Person or any such guarantee or right of offset, shall not relieve the Parent Guarantor of any obligation or liability under this Article XI, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Parent Guarantor under this Article XI. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
11.05Reinstatement. This Article XI shall continue to be effective, or shall be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
11.06Waiver of Jersey Customary Law Rights. Without prejudice to the generality of any other waiver granted in this Agreement or any other Loan Document, the Parent Guarantor irrevocably abandons and waives any right it may have at any time under Jersey law whether existing or future:
(a)     whether by virtue of the droit de division or otherwise, to require that any liability under any Loan Document be divided or apportioned with any other person or reduced in any manner whatsoever; and
(b)     whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against the Parent Guarantor under any Loan Document.
[Signature Pages Follow]

FERGUSON UK HOLDINGS LIMITED,
as Borrower

By: /s/ Julia Mattison
Name: Julia Mattison
Title: Director

[Signature Page to Credit Agreement]

FERGUSON PLC,
as Parent Guarantor

By: /s/ Shaun McElhannon
Name: Shaun McElhannon
Title: Authorized Signatory

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: /s/ David Notaro
Name: David Notaro
Title: Senior Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ David Notaro
Name: David Notaro
Title: Senior Vice President

[Signature Page to Credit Agreement]

Bank of America, N.A.,
as a Lender

By: /s/ Erron Powers
Name: Erron Powers
Title: Director
[Signature Page to Credit Agreement]

Bank of China Limited, London Branch,
as a Lender

By: /s/ Xia Bin
Name: Xia Bin
Title: Deputy General Manager
[If a second signatory is necessary:]

By: /s/ Stephen Hardman
Name: Stephen Hardman
Title: Co-Head of Corporate Banking Dpt.
[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender

By: /s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By: /s/ Nicholas Doche
Name: Nicholas Doche
Title: Vice President
[Signature Page to Credit Agreement]

JPMorgan Chase Bank, N.A., London Branch
as a Lender

By: /s/ Carlos Vazquez
Name: Carlos Vazquez
Title: Executive Director
[Signature Page to Credit Agreement]

The Toronto-Dominion Bank, London Branch

By: /s/ Philip Bates
Name: Philip Bates
Title: MD & Head of European Corporate Banking
[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By: /s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President
[Signature Page to Credit Agreement]

Fifth Third Bank, National Association
as a Lender

By: /s/ Andrew M. Horn
Name: Andrew M. Horn
Title: Executive Director
[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By: /s/ Sinan Tarlan
Name: Sinan Tarlan
Title: Authorized Signatory
[Signature Page to Credit Agreement]

SMBC Bank International Plc,
as a Lender

By: /s/ Samantha Taylor
Name: Samantha Taylor
Title: Director

By: /s/ Takehisa Manabe
Name: Takehisa Manabe
Title: Managing Director
[Signature Page to Credit Agreement]